Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

December 1, 2015

Board of Directors

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Ladies and Gentlemen:

We have acted as counsel to INC Research Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Act of the following securities: (i) shares of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”), which may be offered and sold from time to time by selling stockholders of the Company (the “Selling Stockholder Shares”); and (ii) shares of Common Stock to be offered and sold from time to time by the Company (the “Company Shares” and, together with the Selling Stockholder Shares, the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all documents by the stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Board of Directors

INC Research Holdings, Inc.

December 1, 2015

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

In expressing the opinion set forth below, we have assumed the following:

1)	Prior to the issuance of any Shares that are not outstanding as of the date hereof, the Company will have available for issuance, under its Amended and Restated Certificate of Incorporation as in effect at the time thereof, the requisite number of authorized but unissued shares of Common Stock;

2)	The Registration Statement and any amendment thereto (including post-effective amendments) will have become effective, will be effective, and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement;

3)	A prospectus supplement will have been prepared and filed with the Commission describing the Shares offered thereby and will comply with all applicable laws;

4)	Any Shares being offered pursuant to a prospectus supplement will be issued and sold as contemplated in the Registration Statement and such prospectus supplement;

5)	There shall not have occurred any change in law affecting the validity of the Shares; and

6)	The Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware.

Based upon the foregoing and the additional qualifications and other matters set forth below, it is our opinion that (a) when the board of directors or any duly designated committee thereof has adopted resolutions approving the issuance and sale of the Shares at a specified price or pursuant to a specified pricing mechanism; (b) if the Shares are to be sold in a firm commitment underwritten offering or in a best efforts placement offering, an underwriting agreement or placement agency agreement with respect to the Shares has been duly authorized, executed, and delivered by the Company and the other parties thereto; (c) when certificates representing the Shares have been duly executed by appropriate officers of the Company or appropriate book entries have been made in the stock records of the Company; and (d) when the Shares have been duly and properly sold, paid for, and delivered as contemplated in the Registration Statement, any prospectus supplement relating thereto and, if applicable, in accordance with the applicable underwriting or other purchase agreement, then the Shares will be duly authorized, validly issued, fully paid, and nonassessable.

Board of Directors

INC Research Holdings, Inc.

December 1, 2015

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectuses included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is intended solely for use in connection with sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP